Item 77 K

Change in Independent Registered Public Accounting Firms

PricewaterhouseCoopers LLP has resigned as the independent registered public accounting firm for the Fund effective June "17, 2005. The Fund's Audit Committee has approved the" engagement of KPMG LLP as the Fund's new independent registered "public accounting firm for the fiscal year ending December 31," "2005. A majority of the Fund's Board of Directors, including a" "majority of the independent Directors, approved the appointment" of KPMG LLP. The reports of PricewaterhouseCoopers LLP on the Fund's financial statements for each of the last two fiscal years contained no adverse opinion or disclaimer of opinion and "were not qualified or modified as to uncertainty, audit scope" or accounting principles. There have been no disagreements with PricewaterhouseCoopers LLP during the Fund's two most recent fiscal years and any subsequent interim period on any "matter of accounting principles or practices, financial" "statement disclosure or auditing scope or procedure which, if " "not resolved to the satisfaction of PricewaterhouseCoopers LLP," would have caused them to make reference thereto in their reports on the financial statements for such years